Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Affymetrix, Inc. pertaining to the 2012 Inducement Plan of Affymetrix, Inc. of our report dated April 13, 2012 with respect to the consolidated financial statements as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 of eBioscience Holding Company, Inc. included in the Current Report on Form 8-K of Affymetrix, Inc. dated May 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, CA
June 27, 2012